UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 16, 2021

ECOLAB INC.

(Exact name of registrant as specified in its charter)

Delaware	1-9328	41-0231510
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1 Ecolab Place, Saint Paul, Minnesota	55102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 1-800-232-6522

(Not applicable)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $1.00 par value	ECL	New York Stock Exchange
2.625% Euro Notes due 2025	ECL 25	New York Stock Exchange
1.000% Euro Notes due 2024	ECL 24	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

         On April 16, 2021, Ecolab Inc. (“Ecolab”) entered into a third amended and restated $2.0 billion unsecured 5-year revolving credit facility that matures in April 2026 (the “5-Year Facility”), among the lenders party thereto (the “Banks”), the issuing lenders party thereto, Bank of America, N.A., as administrative agent and swing line bank, and Citibank, N.A., JPMorgan Chase Bank, N.A. and MUFG Bank, Ltd., as co-syndication agents. The 5-Year Facility amends and restates Ecolab’s existing $2.0 billion unsecured 5-year revolving multicurrency credit facility maturing in November 2022 by, among other things, amending certain provisions thereof and extending the maturity from November 2022 to April 2026.

         The 5-Year Facility will be used for general corporate purposes, including, without limitation, the repurchase of shares of capital stock of Ecolab, the repayment of other indebtedness and acquisitions.

         Borrowings under the 5-Year Facility bear interest (i) for U.S. Dollar-denominated loans, at Ecolab’s option, (x) the base rate (which is equal to the highest of (a) the Bank of America, N.A. prime rate, (b) the federal funds rate plus 0.50% and (c) one-month LIBOR plus 1.0%) plus an applicable margin or (y) LIBOR for an interest period selected by Ecolab plus an applicable margin, (ii) for Euro-denominated loans, EURIBOR for an interest period selected by Ecolab plus an applicable margin, (iii) for Canadian Dollar-denominated loans, CDOR for an interest period selected by Ecolab plus an applicable margin, (iv) for Yen-denominated loans, TIBOR for an interest period selected by Ecolab plus an applicable margin and (v) for Sterling-denominated loans, overnight SONIA plus an applicable margin. The interest periods available to Ecolab for loans denominated in U.S. Dollars, Euros, Canadian Dollars and Yen are one, two (subject to availability), three or six months (subject to availability), or, if available to all of the Banks, twelve months.

         The 5-Year Facility includes a $100 million letter of credit subfacility and a $75 million swing line loan subfacility. In connection with the 5-Year Facility, Ecolab must pay (i) a facility fee at a rate per annum which may range from 0.05% to 0.125% of the actual daily commitment of each lender and (ii) a fee on each issued and outstanding letter of credit at a rate per annum which may range from 0.70% to 1.125% of the daily undrawn amount of each letter of credit. The applicable rates for these fees will be determined based on Ecolab’s credit rating, as described in the 5-Year Facility.

         The 5-Year Facility contains a financial covenant that requires Ecolab to maintain a minimum interest expense coverage ratio, measured as of the end of each four quarter period. The 5-Year Facility also contains customary conditions to funding, events of default, affirmative covenants and negative covenants, including restrictions on liens and subsidiary indebtedness.

         In the ordinary course of their respective businesses, one or more of the lenders under the 5-Year Facility, or their affiliates, have or may have various relationships with Ecolab and its subsidiaries involving the provision of financial services, including cash management, investment banking and trust services, for which they received, or will receive, customary fees and expenses.

         The foregoing description is not intended to be complete and is qualified in its entirety by reference to the full text of the 5-Year Facility, which is incorporated herein by reference and attached as Exhibit 10.1 hereto.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

         The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit No.	Description	Method Of Filing

(10.1)

Third Amended and Restated $2.0 billion 5-Year Revolving Credit Facility, dated as of April 16, 2021, among Ecolab Inc., the lenders party thereto, the issuing lenders party thereto, Bank of America, N.A., as administrative agent and swing line bank, and Citibank, N.A., JPMorgan Chase Bank, N.A. and MUFG Bank, Ltd., as co-syndication agents.

Filed herewith electronically.

(104)	Cover Page Interactive Data File.	Embedded within the Inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECOLAB INC.

Date: April 20, 2021	By:	/s/ David F. Duvick
David F. Duvick
Assistant Secretary

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